Exhibit 5.1

BRADLEY & RILEY PC
ATTORNEYS AND COUNSELORS

CEDAR RAPIDS - IOWA CITY

2007 FIRST AVENUE SE
CEDAR RAPIDS, 52402-6344
MAILING ADDRESS:
PO BOX 2804
CEDAR RAPIDS, IA 52406-2804

TELEPHONE: 319-363-0101
FAX: 319-363-9824

February 3, 2012
Ladies and Gentlemen:
We are counsel to United Fire Group, Inc., an Iowa corporation (the “Company”), in connection with the Post-Effective Amendment No. 1 to Registration Statements on Form S-8 (Reg. Nos. 333-151074, 333-42895, 333-107041, 333-129923 and 333-178095 (collectively, the “Post-Effective S-8 Registration Statements”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), registering shares of common stock, par value $.001 per share, of the Company (the “Shares”) under the United Fire & Casualty Company 2008 Stock Plan; the United Fire & Casualty Company Employees Stock Purchase Plan; the United Fire Group 401(k) Plan (formerly known as the “United-Lafayette 401(K) Profit Sharing Plan”); the United Fire & Casualty Company 2005 Nonqualified Non-Employee Director Stock Option and Restricted Stock Plan; Stock Option Agreements 2003, 2004 - Christopher R. Drahozal; Stock Option Agreement 2004 - Jack B. Evans; Stock Option Agreement 2004 - Thomas W. Hanley;
Stock Option Agreement 2004 - Casey D. Mahon; Stock Option Agreements 2003, 2004 - George D. Milligan; Stock Option Agreements 2001, 2002, 2003, 2004 - Mary K. Quass; Stock Option Agreements 2002, 2003, 2004 - Byron G. Riley; and Stock Option Agreements 2003, 2004 - Kyle D. Skogman; and Stock Option Agreements 2002, 2003, 2004 - Frank S. Wilkinson (collectively, the “Plans”).
We have examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all such corporate records, documents, agreements and instruments relating to the Company, and certificates of public officials and of representatives of the Company, and have made such investigations of law, and have discussed with representatives of the Company and such other persons such questions of fact, as we have deemed proper or necessary as a basis for rendering this opinion.
Based upon and subject to the foregoing, we are of the opinion that the Shares will be, when issued in accordance with the respective provisions of the Plans and, if applicable, the options granted thereunder (including payment of the option exercise prices provided for therein), validly issued, fully paid and non-assessable.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Post-Effective S-8 Registration Statements. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Very Truly Yours,
BRADLEY & RILEY PC
/s/ Bradley & Riley PC